SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): November 27, 2001


                                HORIZON PCS, INC.
               (Exact name of registrant as specified in charter)

                        Commission File Number 333-51238

            Delaware                                   31-1707839
(State or other jurisdiction of               (IRS Employer Identification
         incorporation)                                   No.)




           68 East Main Street
            Chillicothe, Ohio                               45601-0480
 (Address of principal executive offices)                   (Zip Code)



        Registrant's telephone number including area code (740) 772-8200





          (Former name or former address, if changed since last report)
                                       N/A



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Item 9.  Regulation FD Disclosure.


Recent Developments

     Senior Secured Credit Facility. The Company has amended its senior secured credit facility in connection with its private placement of notes. Pursuant to the amendment, the Company's operating subsidiaries will be permitted to make distributions to it to make regularly scheduled payments of interest on the notes, so long as no event of default has occurred and is continuing under the senior secured credit facility; provided, however, that no such distributions will be permitted until the full depletion of the interest escrow for the notes. In addition, the restrictions on the Company's ability to incur additional indebtedness were modified to permit the issuance of the notes. The Company also amended certain financial covenants under the senior secured credit facility.

     Expanded Network; Liquidity and Capital Resources. The Company is currently fully funded under its existing business plan which includes completing the build-out of a network which will cover 6.9 million residents and opening 40 retail stores. The proceeds of the proposed private offering of notes (after placing a portion of the proceeds in an escrow account to cover the first four semi-annual interest payments) will allow the Company to pursue other corporate opportunities, which may include:

     o expanding the coverage within its existing operating markets to include an additional 1.0 million residents, increasing its coverage to approximately 7.9 million residents, or 77% of the total population in its territory. The Company's goal is to reach 400,000 subscribers, representing approximately 5% of its total covered residents, by the middle of 2003.

     o opening up to an additional 10 retail stores, for a total of up to 50 retail stores;

     o the grant to the Company by Sprint PCS of additional markets under its Sprint PCS agreements; and/or

     o    expanding  the  Company's  network,  if  economically   feasible,   by
          exercising its right to build its own network in its markets which are covered by its network services agreement with the Alliances.

     The Company anticipates that the proceeds from the private notes offering, when combined with its existing cash and available borrowings under its senior secured facility, will be adequate to fund its expanded network build-out, anticipated operated losses and working capital requirements until the Company achieves positive earnings before interest, taxes, depreciation and amortization that it expects to achieve in the third quarter of 2003. The Company's estimated total capital needs from October 1, 2001 through December 31, 2003 are approximately $218.0 million, including approximately $112.0 million in capital


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

expenditures, $49.4 million in working capital and net EBITDA losses, and net cash interest expenses of $56.6 million. Assuming the Company closes the private placement of notes for $175.0 million and borrows $105.0 million more under its senior secured credit facility, the Company anticipates that it will have cash available in excess of $95.0 million at December 31, 2003, excluding amounts available for borrowing under the $95.0 million revolving credit portion of the senior secured credit facility.

     The actual funds required to pursue the corporate opportunities described above may vary materially from these estimates, and additional funds may be required because of acquisitions, an expansion of our territory or network, unforeseen delays, cost overruns, unanticipated expenses, regulatory changes, engineering design changes and required technological upgrades and other technological risks. The Company cannot assure you that its business will generate sufficient cash flow from operations or that future borrowings will be available to it in an amount sufficient to enable it to fund its liquidity and working capital requirements and its pursuit of the corporate opportunities described above. See Item 5. "Risk Factors" in the Company's most recent Form10-Q, which is incorporated herein by reference.



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

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                HORIZON PCS, INC.



Date:  November 27, 2001        By: /s/  Peter M. Holland
                                   -------------------------------------------
                                   Peter M. Holland, Chief Financial Officer
                                   (Principal Financial and Accounting Officer)





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